Exhibit 10.27
S P E C T R U M
D E S I G N
S O L U T I O N S I N C.

T E R M S A N D C O N D I T I O N S

Time and Materials Contract

Client: SecureAlert
Project: House Arrest
Date: April 30, 2007
Revision: B

1.  Authorization. Client's endorsement of the terms and definition of scope under Project Authorization will initiate the project. Client's purchase order will be used by Spectrum's Accounts Payable department to identify the project during invoicing.

2. Down Payment. Spectrum requires a check for 25% of the estimated price of the authorized phase or phases to initiate a project. This down payment will apply to the final installments of progress billing.

3. Payment Terms. For projects lasting more than thirty (30) days, Spectrum will issue monthly progress billings with terms of Net 30 days. Spectrum will send final billings immediately upon conclusion of all projects for which it has received Client's written approval. Accounts past forty-five (45) days will be charged a 0.75% finance fee for every fifteen (15) days over Net 30 days. Spectrum will provide a .75% discount for payments received net 15 days.

4. Project Continuation. Spectrum requires that accounts not exceed the payment terms of Net 30 days. Accounts past thirty (30) days will immediately be placed on hold and internal resources will be reallocated until the account is paid.

5. Expenses. Project related expenses not itemized in this proposal must be pre-approved by Client and are an added expense. Project materials will be billed at Cost plus a 10% materials acquisition fee. Items that may be included are respondent fees, and special materials. Any required materials purchase over five thousand ($5000.00) dollars will be immediately invoiced per the terms in paragraph 3. No acquisition fees or mark up of any kind will be added to travel and living expenses.

6. Project Variations. The scope, structure, and estimated fees for this proposal are based on Spectrum's understanding of the project requirements at the point of project initiation. If major project requirements or assumptions change during project execution, Spectrum will provide the Client with written recommendations for project changes and associated cost re-estimations in the form of a Variation Order Request. Spectrum will only proceed with major changes after Client has approved the appropriate Variation Order Requests. Minor changes will not require a Variation Order Request and will be billed out at Spectrum's standard rates.

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7. Billing Rates. Billing rates quoted in this proposal are valid for the duration of the proposed project. Spectrum's billing rates are adjusted annually. Project additions or modifications adding to the expense of this proposal, occurring after January 1 of the following year, may be subject to new rates. Spectrum will inform Client of any rate changes as part of the proposed project additions.

8. Quote Expiration. The project estimates and schedules outlined in this specific proposal are valid for 30 days from the date of the proposal. Spectrum reserves the right to review and adjust these estimates and schedules if client does not approve of the proposal within 30 days.

9. Termination. Client may cancel a project or put it on hold at anytime with a written notice to Spectrum. Client agrees to pay Spectrum for all approved work performed, per the terms of this Agreement, to the date that the cancellation is received.

10. Sales and Use Tax Fees. Spectrum's design fees estimated in this proposal do not include sales or use taxes. Spectrum pays sales and use tax on all goods and services that Spectrum purchases for the Client and will pass these taxes on during billing. The Client agrees to pay Spectrum for any sales and use taxes levied against Spectrum during or after the project for services rendered or materials supplied to the Client by Spectrum.

11. Intellectual Property Ownership

A. Assignment. Spectrum agrees that all copyrightable material, notes, records, drawings, designs, inventions, improvements, developments, discoveries and trade secrets conceived, discovered, developed or reduced to practice by Spectrum, solely or in collaboration with others, during the term of this Agreement that are conceived in connection with the Services under this Agreement (collectively, " Inventions"), are the sole property of the Client. Spectrum also agrees to assign (or cause to be assigned) and hereby assigns fully to the Client all Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating to all Inventions.

B. Further Assurances. Spectrum agrees to assist Client, or its designee, at the Client's expense, in every proper way to secure the Client's rights in Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating to all Inventions in any and all countries, including the disclosure to the Client of all pertinent information and data with respect to all Inventions, the execution of all applications, specifications, oaths, assignments and all other instruments that the Client may deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Client, its successors, assigns and nominees the sole and exclusive right, title and interest in and to all Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating to all Inventions. Spectrum also agrees that Spectrum's obligation to execute or cause to be executed any such instrument or papers shall continue after the termination of this Agreement.

12. Confidentiality. Spectrum will hold confidential Client's product information as defined by the Client's confidentiality agreement. Spectrum does not consider the existence of the Client relationship in and of itself to be confidential unless otherwise instructed by the

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Client. If the Client does consider its relationship with Spectrum confidential, and so Confidential Page 2 5/1/2007 notifies Spectrum in writing, Spectrum will only disclose such information with prior approval of the Client.

13. Project Disclosure. Spectrum's viability in the marketplace is dependent upon the presentation of past work performed. To that end, Spectrum wishes to present the results of its work for Client to the public as an example of Spectrum's value to the marketplace. Spectrum will prepare such marketing materials for review by Client and only release such materials with Client approval.

14. Indemnification. Client and Spectrum mutually agree to indemnify and hold harmless each other from any costs, damages, or losses as a result of any claim arising out of services performed or materials provided in connection with this project. However, if Spectrum were found guilty of gross negligence or professional misconduct in the final ruling of any of these claims, Spectrum would assume full responsibility for payment of damages prescribed by the court. The Client and Spectrum would assume all their own legal costs while litigation is in process and Spectrum shall assume responsibility in the event of a court finding of wrongful activity.

15. Employee Solicitation. Client recognizes that Spectrum Design Solutions Company ("Spectrum") has a substantial investment in its employees and design service subcontractors. Client agrees that it will not solicit or accept services from Spectrum employees and design service sub-contractors outside the scope of this proposal for a period commencing on this proposal's date and ending after the date of the final invoice related to the work completed. Spectrum agrees to the same terms for Spectrum's solicitation of employees of Client.

16. Governing Law. This Agreement shall be governed by the laws of Minnesota without regard to Minnesota's conflicts of law rules.

17. Assignability. Except as otherwise provided in this Agreement, Spectrum may not sell, assign or delegate any rights or obligations under this Agreement.

18. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior written and oral agreements between the parties regarding the subject matter of this Agreement.

19. Headings. Headings are used in this Agreement for reference only and shall not be considered when interpreting this Agreement.

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20. Notices. Any notice or other communication required or permitted by this Agreement to be given to a party shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by U.S. registered or certified mail or e-mail (return receipt requested), or sent via facsimile (with receipt of confirmation of complete transmission) to the party at the party's address or facsimile number written below or at such other address or facsimile number as the party may have previously specified by like notice. If by mail, delivery shall be deemed effective 3 business days after mailing in accordance with this Section 20.

(1)	If to Spectrum, to:
Spectrum Design Solutions, Inc.
420 5Ih street North, Ste. 950
Minneapolis, MN 55401
Attention: General Manager Spectrum Services
Telephone: (612) 435-0791
Facsimile: (612) 435-0736

(2) If to Client, to the address for notice on the signature page of this Agreement or, if no such address is provided, to the last address of Client provided by Client to the Spectrum.

SecureAlert a division of RemoteMDx
150 W. Civic Center Drive
Sandy, UT 84070
Attention: President, Randy Olshen
801-908-5132 Main
801-451-6281 Fax

21. Attorneys' Fees. In any court action at law or equity that is brought by one of the parties to this Agreement to enforce or interpret the provisions of this Agreement, the prevailing party will be entitled to reasonable attorneys' fees, in addition to any other relief to which that party may be entitled.

22. Severability. If any provision of this Agreement is found to be illegal or unenforceable the other provisions shall remain effective and enforceable to the greatest extent permitted by law.

FEES FOR SERVICES

Electrical Tech	$75.00/hr
Senior PCB Designer	$80.00/hr
Associate Engineer/Designer	$85.00/hr
Engineer/Designer	$100.00/hr
Senior Engineer/Designer:	$120.00/hr

Materials Acquisition Fee	10%
Project Labor Fees	$199,940

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P R O J E C T  A U T H O R I Z A T I O N
Thank you for the opportunity to work with your company. Please sign below to indicate your acceptance of the terms and authorized scope of work.

Spectrum Design Solutions

Proposal Author	Rodney Landers
Title	Technical Sales Director

Acceptance of terms and initiation of project by client.

☒ Phase I	☐ Phase II	☐ Phase III	☐ Phase IV

☐ All Phases

SIGNATURE	TITLE	DATE

CLIENT COPY
SPECTRUM COPY

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